UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2016

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192
333-173665	LG&E and KU Energy LLC (Exact name of Registrant as specified in its charter) (Kentucky) 220 West Main Street Louisville, KY 40202-1377 (502) 627-2000	20-0523163
1-3464	Kentucky Utilities Company (Exact name of Registrant as specified in its charter) (Kentucky and Virginia) One Quality Street Lexington, KY 40507-1462 (502) 627-2000	61-0247570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
and
Section 8 - Other Events
Item 8.01 Other Events
On August 25, 2016, the County of Carroll, Kentucky (the “Issuer”) issued $96,000,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 2016 Series A (Kentucky Utilities Company Project) (the “Issuer Bonds”) on behalf of Kentucky Utilities Company (“KU”). The proceeds of the Issuer Bonds are being used to pay and discharge all of the $96,000,000 outstanding principal amount of the Pollution Control Revenue Bonds, 2002 Series C (Kentucky Utilities Company Project) previously issued by the Issuer on behalf of KU to refinance certain pollution control facilities (the “Project”) owned by KU. The Issuer Bonds mature on September 1, 2042, but are subject to mandatory purchase on September 1, 2019 (the “Mandatory Purchase Date”) at a purchase price equal to the principal amount thereof plus accrued and unpaid interest.

The Issuer Bonds were issued under an Indenture of Trust, dated as of August 1, 2016 (the “Indenture”), by and between the Issuer and U.S. Bank National Association, as trustee (the “Issuer Bond Trustee”). The Issuer has loaned the proceeds of the Issuer Bonds to KU pursuant to a Loan Agreement dated as of August 1, 2016 between KU and the Issuer (the “Loan Agreement”). Pursuant to the Loan Agreement, KU is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal or redemption price and interest on the Issuer Bonds.

To secure its obligations to make payments with respect to the Issuer Bonds, KU has delivered to the Issuer Bond Trustee its First Mortgage Bonds, Collateral Series 2016CCA (the “Company Mortgage Bonds”), in each case, issued pursuant to KU’s Indenture, dated as of October 1, 2010, to The Bank of New York Mellon, as trustee, as supplemented by Supplemental Indenture No. 5 (“Supplemental Indenture No. 5”) dated as of August 1, 2016 (the “2010 Indenture”). The principal amount, maturity date and interest rate provisions on the Company Mortgage Bonds correspond to the principal amount and maturity date of, and the interest rates on, the Issuer Bonds. So long as KU makes the required payments under the Loan Agreement, it will not be obligated to make additional payments on the Company Mortgage Bonds.

The Issuer Bonds initially were issued bearing interest at a term rate of 1.05% through their Mandatory Purchase Date. The method of determining the interest rate on the Issuer Bonds may be converted from time to time after the Mandatory Purchase Date in accordance with the Indenture to a daily rate, a weekly rate, a semi-annual rate, an annual rate, a long term rate, rates based on a London Interbank Offered (LIBOR) rate, a term rate based on the Securities Industry and Financial Markets Association Municipal Swap Index or an agreed flexible rate determined by a remarketing agent based on prevailing market conditions.

Except as described below, the Issuer Bonds are not subject to optional redemption by the Issuer prior to the Mandatory Purchase Date. The Issuer Bonds are subject to extraordinary optional redemption at a redemption price of 100% of the principal amount thereof plus accrued interest to the redemption date upon the exercise by KU of an option under the Loan Agreement to prepay the loan upon the occurrence of certain events, including specified damage to or destruction of the Project, condemnation of the Project, certain changes in law rendering the Loan Agreement void or unenforceable or an order requiring cessation of a substantial part of KU’s operations at the generating station served by the Project that would prevent KU from carrying on its normal operations at such station for a period of six months. The Issuer Bonds are also subject to mandatory redemption upon a determination that the interest on the Issuer Bonds would be included in the gross income of the owners thereof for federal income tax purposes. Any such mandatory redemption would be at a redemption price of 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date.

The Loan Agreement, Supplemental Indenture No. 5 and the Officer’s Certificate under the 2010 Indenture relating to the Company Mortgage Bonds are filed with this report as Exhibits 4(a), 4(b) and 4(c), respectively.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
4(a)	Loan Agreement dated as of August 1, 2016 between Kentucky Utilities Company and the County of Carroll, Kentucky
4(b)	Supplemental Indenture No. 5, dated as of August 1, 2016, of Kentucky Utilities Company to The Bank of New York Mellon, as Trustee
4(c)	Officer’s Certificate, dated August 25, 2016, pursuant to Section 201 and Section 301 of the Indenture, dated as of October 1, 2010, of Kentucky Utilities Company to The Bank of New York Mellon

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller
LG&E AND KU ENERGY LLC

By:	/s/ Kent W. Blake
Kent W. Blake Chief Financial Officer

KENTUCKY UTILITIES COMPANY

By:	/s/ Kent W. Blake
Kent W. Blake Chief Financial Officer

Dated:  August 26, 2016